(n)(1)(i)

AMENDED SCHEDULE A

to the

NINTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA FUNDS TRUST

Classes of Shares
Funds	A	B	C	I	O	P	R	R6	W
Voya Floating Rate Fund	Ö	N/A	Ö	Ö	N/A	Ö	Ö	Ö	Ö
Voya GNMA Income Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	Ö	Ö
Voya High Yield Bond Fund	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö
Voya Intermediate Bond Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö
Voya Short Term Bond Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	Ö	Ö
Voya Strategic Income Opportunities Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	Ö	Ö

Schedule A Last Amended: May 12, 2016 to add Class R6 shares for Voya High Yield Bond Fund.